EXHIBIT 10.2

YELLOW ROADWAY CORPORATION

DIRECTOR COMPENSATION PLAN

July 14, 2005

This Director Compensation Plan (this “Plan”) of Yellow Roadway Corporation, a Delaware corporation (the “Company”), amends, restates and replaces the Directors Compensation Plan approved on December 9, 2004, in its entirety, and summarizes the director compensation of the Company.

1.	DEFINITIONS, ADMINISTRATION AND CONSTRUCTION

(a)	The following capitalized terms used in this Plan shall have the following meanings given to each of them in this Section 1(a):

“Annual Governance Cycle” means the period from the Board meeting immediately following the Company’s Annual Meeting of Stockholders until the next such meeting the following year;

“Board” means the Board of Directors of the Company;

“Committee” means a committee of the Board;

“Common Stock” means Company Common Stock, $1.00 par value per share;

“Compensation Committee” means the Compensation Committee of the Board;

“Equity Plan” means the Company’s 2004 Long-Term Incentive and Equity Award Plan or any other equity plan of the Company that permits the award of Common Stock or Common Stock derivatives to Participants pursuant to this Plan; and

“Participant” means a director of the Company who is not an employee of the Company.

“Secretary” means the Secretary of the Company.

(b)	The Compensation Committee shall administer this Plan. The Compensation Committee may adopt rules for the administration of this Plan as it may deem necessary or advisable. The Compensation Committee shall administer this Plan in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), for deferrals made after December 31, 2004. The Compensation Committee has full and absolute discretion in the exercise of each and every aspect of the rights, power, authority and duties retained or granted it under this Plan, including the authority to determine all facts, to interpret this Plan, to apply the terms of this Plan to the facts determined, to make decisions based upon those facts and to make any and all other decisions required of it by this Plan, such as the right to benefits, the correct amount and form of benefits, the determination of any appeal, the review and correction of the actions of any prior administrative committee, and the other rights, powers, authority and duties specified in this paragraph and elsewhere in this Plan. Notwithstanding any provision of law, or any explicit or implicit provision of this document, any action taken, or finding, interpretation, ruling or decision made by the Compensation Committee in the exercise of any of its rights, powers, authority or duties under this Plan shall be final and conclusive as to all parties, including without limitation all Participants, former Participants and beneficiaries, regardless of whether the Compensation Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, finding, interpretation, ruling or decision. No final action, finding, interpretation, ruling or decision of the Compensation Committee shall be subject to de novo review in any judicial proceeding. No final action, finding, interpretation, ruling or decision of the Compensation Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

(c)	Except as expressly stated to the contrary, references in this plan to “including” mean “including, without limitation” and to “persons” mean natural persons and legal entities.

2.	RETAINERS.

(a)	From time to time, the Board (or at its direction, the Compensation Committee) may set retainers for Participants for their service as a member of the Board or one or more of its Committees. Retainers for a Participant, including those for Committee chairs, may vary from those of other Participants. The current retainers for Participants are listed on Exhibit A.

(b)	Pursuant to this Plan and the Equity plan, at the beginning of each Annual Governance Cycle, each Participant shall be granted an award of shares of Common Stock equal in value to 50% of the then applicable level of annual Board and Committee retainers. For each Annual Governance Cycle, a Participant may elect to receive more than 50% and up to 100% of the then applicable level of annual Board and Board Committee retainers in Common Stock. If the Participant so elects, the elected additional percentage of annual Board and Committee retainers shall be issued pursuant to this Plan and the Equity Plan to the Participant at the beginning of the Annual Governance Cycle for which the election is made. A form of the annual election is included in Exhibit B.

(c)	For the purposes of determining the number of shares to issue pursuant to this Section 2 and any election pursuant to Section 3, the value of the Company’s

Common Stock shall be determined in accordance with the Equity Plan. If the Equity Plan does not specify a method to determine the value, the number of shares to be issued pursuant to this Section 2 shall be determined by reference to the closing price of the Common Stock on the date of issuance.

(d)	Annual retainers are intended to compensate Participants for each Annual Governance Cycle. A Participant who joins the Board during an Annual Governance Cycle shall receive annual retainers that are pro-rated based on the number of whole or partial months of an Annual Governance Cycle in which the Participant first serves. The Company shall pay the joining Participant these retainers in cash in quarterly installments until the beginning of the next Annual Governance Cycle in accordance with Section 2(d).

(e)	The Company shall pay to each Participant in cash any amount of retainers that are not paid to the Participant in Common Stock pursuant to this Section 2. The Company shall pay the cash portion of the retainers to each Participant in four quarterly installments. The Company shall pay each installment to the Participant on the date of the first regular meeting of the Board for that quarter. If no such regular meeting is held during a quarter, the Company shall pay the Participant the installment on the last day of the calendar quarter.

3.	MEETING FEES.

(a)	From time to time, the Board (or at its direction, the Compensation Committee) may set meeting fees for Participants for their attendance at meetings of the Board or one or more of its Committees. The amount of the meeting fees for a Participant, including those for Committee chairs, may vary from those of other Participants. The current meeting fees for Participants are listed on Exhibit A.

(b)	Unless a valid deferral election is made pursuant to Section 4, meetings fees shall be due and payable to each Participant upon the Participant’s attendance at the applicable meeting.

(c)	Meeting fees shall be paid in cash.

4.	EQUITY GRANTS.

From time to time, the Board (or at its direction, the Compensation Committee) may make grants of Common Stock or Common Stock derivatives (such as stock options or restricted unit awards) to Participants as compensation for their service on the Board with such terms and conditions as are stated in the grant. The grant shall be made pursuant to this Plan and the terms of the Equity Plan. The current equity grants are summarized on Exhibit A.

5.	COMPENSATION DEFERRAL.

(a)	Pursuant to a written election, a Participant may defer receipt of all of the Participant’s retainer fees that the Participant elects to receive in stock (under Section 2) or all of the meeting fees (under Section 3), in each case, with respect to a year, until the Participant’s termination of service on the Board (whether by death, disability, resignation, removal, failure to be reelected or otherwise) or until the earlier of January 1 in a year that the Participant specifies or the Participant’s termination of service with the Board. The Company shall maintain an account for each Participant to record the amount of compensation so deferred and shall provide the Participant with an account statement at least annually.

(b)	A Participant must make a written deferral election for the following year prior to the beginning of each calendar year. Participants who have become a director during a calendar year must make an election for the remaining portion of that year within 30 days of their election or appointment as a director. Initial elections with respect to this Plan must be made within 30 days of its adoption. A form of the annual election is included in Exhibit 4B. This election should be delivered to the Secretary.

(c)	Upon the termination of the deferral, the Company shall issue and pay to the Participant the deferred shares, deferred dividends and additions on dividends and deferred cash meeting fees in the Participant’s deferred account within a reasonable time and in accordance with the Code and regulations promulgated thereunder.

(d)	If the Company declares a dividend on its stock, the Company shall create an account on the books of the Company reflecting the cash value of the dividend based upon the number of shares reflected in Participant’s stock account. On December 31 of each year, an annual addition shall be made to the Participant’s dividend account (for the purpose of simulating an investment return) in accordance with the formula as follows:

X = A x B

Where

X is the amount of the annual addition

A is the discount interest rate on the first new 12 month U.S. Treasury Bills auctioned in such year.

B is the sum of the balances in the account on the last day of each month of such year divided by 12.

If payment is made by reason of death and the payment is made in a month other than January, a pro rata addition to the account shall be made immediately prior to payment in accordance with the formula as follows:

Y = C x D

Where

Y is the amount of the pro rata addition.

C is the discount interest rate on the first new 12 month U.S. Treasury Bills auctioned in such year.

D is the sum of the balances in the account on the last day of each month preceding payment in such year divided by 12.

(e)	The Company shall not pay any interest or any other addition on cash meeting fees deferred under the terms of this Plan.

(f)	If a Participant dies, the Company shall pay any amounts deferred under this Plan to the beneficiary or beneficiaries, if any, that the Participant designates to the Secretary in writing during the Participant’s lifetime. During his/her lifetime, the Participant may revoke or change any designation of beneficiary by delivering the revocation or designation in writing to the Secretary. If no beneficiary is designated or survives the Participant, then the accounts shall be issued and paid to the Participant’s personal representative.

(g)	The Participant understands that all stock and cash deferred hereunder (i.e., the balance of his/her accounts) are unfunded, will be represented by appropriate bookkeeping entries and will be paid from the general assets of the Company when due pursuant to the terms of this Plan. Any such amounts due the Participant shall be unsecured, general obligations of the Company.

(h)	Stock and cash deferred under this Plan, and any and all rights thereto, shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to amounts deferred or payable hereunder shall be void.

6.	GENERAL

(a)	None of this Plan, the Equity Plan, the grant of any award under this Plan or the Equity Plan or any other action taken pursuant to this Plan or the Equity Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a Participant for any period of time or at any particular rate or amount of compensation.

(b)	Except by the laws of decent and distribution in the event of a Participant’s death, the rights and benefits of this Plan may not be assigned or otherwise transferred. A Participant shall cease to be a Participant under this Plan upon the Participant’s termination of his or her directorship with the Company whether by death, disability, retirement, resignation or removal.

(c)	Any notice to the Company that this Plan requires shall be in writing, addressed to the Secretary and be effective when the Secretary receives the notice.

(d)	This Plan and any determination or action taken respecting this Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its law of conflicts of law.

7.	EQUITY OWNERSHIP GUIDELINES

Each Participant shall own shares of Company common stock or restricted stock units to receive shares of Company common stock equal to three times the annual board retainer within three years of July 14, 2005 or the date the Participant becomes an outside director of the Board.

Exhibit A

Board Retainers as of July 14, 2005

Annual retainer = $50,000

Annual retainer for Governance Committee Chair = $5,000

Annual retainer for Compensation Committee Chair = $7,500

Annual retainer for Audit/Ethics Committee Chair = $10,000

Annual retainer for Committee members = $0

Meeting fees as of July 14, 2005

$1,500 for each Board meeting attended

$1,500 for each Committee meeting attended

Equity grants as of July 14, 2005

Restricted stock units equal in value to $77,500 (using the reported closing price on the NASDAQ Stock Market on the date of grant) vesting 1/3 of the units on each of the 1st, 2nd and 3rd anniversaries of the date of grant, which grant is to be made on the first meeting of the Board following the annual meeting of stockholders of the Company

Exhibit B

ANNUAL DIRECTOR COMPENSATION ELECTION FORM

To the Secretary of Yellow Roadway Corporation:

I wish to receive              % of Board and Committee chair retainers in the form of Yellow Roadway Corporation stock for the period of              to              (the Annual Governance Cycle). (Must select at least 50%, if left blank or less than 50% selected, we will assume 50% is your selection).

_______	I hereby elect to defer all of my board and chairperson retainer fees for (calendar year). This election supercedes any prior election that I have may made for that period. (If you do not mark the box, we will assume that you do not wish to defer your retainer fees. If you mark the box but have not elected above to receive 100% of your retainers in stock, we will assume that you intended to mark 100% of your retainers to be received in stock even if you indicated to the contrary.)

_______	I hereby elect to defer all of my attendance fees for (calendar year). This election supercedes any prior election that I have may made for that period. (If you do not mark the box, we will assume that you do not wish to defer your attendance fees. Please remember that deferred attendance fees will not earn interest or other returns during the deferral.)

The deferrals marked above shall end as selected below:

_______	Termination of my service with Board (whether by death, disability, resignation, removal, failure to be reelected or otherwise)

_______	On the earlier of January 1, (enter year) or termination of my service with the Board

(Print name)	(signature)